EXHIBIT 99.1

NEWS RELEASE
For Release on August 4, 2010	Contact: Patrick J. Lawlor
4:00 PM (ET) (925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Reports Seventh Straight Quarterly Profit

San Ramon, CA – August 4, 2010 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net profit of $13,625,000 or $2.73 per fully diluted share for the quarter ended June 26, 2010 primarily due to a change in the valuation allowance against the Company’s deferred tax asset.  This compares with a net profit of $333,000 or $0.07 per fully diluted share for the same period a year ago.  Net sales increased 5% to $4,701,000 in the first quarter of fiscal 2011 compared to $4,469,000 in the first quarter of fiscal 2010.   Gross margin of $1,933,000 decreased by $181,000 over the same quarter last year.  Gross margin as a percentage of net sales decreased by 6.2% to 41.1% in the first quarter of fiscal 2011 as compared to 47.3% in the first quarter of fiscal 2010 due to a change in product mix.  Operating expenses increased 6% or $101,000 in the first quarter of fiscal 2011 over fiscal 2010 primarily due to an increase of $104,000 in product development expenses.  The increase in product development expenses is due to lower customer funded projects.  Orders increased 22% in the first quarter of fiscal 2011 to $3,079,000 from $2,533,000 for the first quarter of fiscal 2010.
The Company has reviewed all available evidence (both positive and negative) as described in Accounting Standards Codification 740.  The Company has demonstrated consistent pre-tax book income for the past seven quarters and does not have cumulative losses over the past three years.  The Company’s FY 2011 Budget and Strategic Plans for FY 2012 and FY 2013 are all forecasted to be profitable.  The Company continues to maintain a two year backlog of orders for its YIG (Yttrium, Iron, Garnet) filters and projects continued orders.    Its legacy Model 8003 precision scalar analyzer continues to receive orders from the U.S. Navy.  The Company is now serving a new market in the consumer wireless handheld telecommunication market with its high volume production automation switch.  The Company has entered the semiconductor market with its new integrated switch product for testing thin-film memory storage components.  The Test and Measurement market is forecasted to grow at the rate of 4% per year, per industry forecasting experts.  The Company has no known contingencies or unsettled circumstances.  Based on historical income and projections for future taxable income over the periods in which the deferred tax assets become deductible, management believes the Company is more likely than not to realize benefits of these deductible differences.  Management has, therefore, reversed the valuation allowance against its deferred tax assets, resulting in an income tax benefit of $13,569,000 for the three month period ended June 26, 2010.
Non-GAAP net income, which excludes share based compensation, for the three month period ended June 26, 2010 would have been $46,000 higher or $13,671,000.  Non-GAAP basic earnings per share would have been $2.79 compared to $2.78 as reported.  Non-GAAP diluted earnings per share would have been $2.73 compared to $2.73 as reported.  For the same period last year, the Company’s non-GAAP net profit would have been $37,000 higher or $370,000 and the basic and diluted share profit would have been $0.08 compared to $0.07 as reported.
Backlog for the quarter ended June 26, 2010 was $6.8 million (approximately $6.3 million shippable within one year) as compared to $7.1 million (approximately $5.7 million shippable within one year) for the quarter ended June 27, 2009.
Cash and cash equivalents at June 26, 2010 were $3,235,000 compared to $3,074,000 as of March 27, 2010.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (866) 551-3680 domestically or (212) 401-6760 for international, and enter PIN Code 6803983#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of August 4, 2010 only.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.
This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 27, 2010, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands except share data)	June 26, 2010	March 27, 2010
Assets
Current assets
Cash and cash-equivalents	$3,235	$3,074
Trade accounts receivable, net of allowance
of $97 and $95, respectively	3,441	4,332
Inventories, net	5,785	5,803
Prepaid expenses and other current assets	412	383
Deferred income tax	1,949	---
Total current assets	14,822	13,592

Property and equipment, net	351	311
Deferred income tax – Long term	11,620	---
Other assets	16	16
Total assets	$26,809	$13,919

Liabilities and shareholders' equity
Current liabilities
Accounts payable	788	881
Accrued commission	164	227
Accrued payroll and benefits	634	698
Accrued warranty	121	139
Deferred revenue	2,018	2,682
Deferred rent	96	---
Capital lease obligation	43	57
Other current liabilities	151	225
Total current liabilities	4,015	4,909
Long term obilgations - Deferred rent	78	31
Long term obilgations – Capital lease	33	36
Total liabilities	4,126	4,976
Commitments and contingencies
Shareholders' equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at June 26, 2010 and March 27, 2010	---	---
Common stock of no par value;
Authorized 40,000,000 shares; 4,912,019 shares at June 26, 2010
and 4,891,394 shares at March 27, 2010 issued and outstanding	14,094	13,979
Accumulated earnings (deficit)	8,589	(5,036)
Total shareholders' equity	22,683	8,943
Total liabilities and shareholders' equity	$26,809	$13,919

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended
(In thousands except per-share data)	June 26, 2010	June 27, 2009
Net sales	$4,701	$4,469
Cost of sales	2,768	2,355
Gross profit	1,933	2,114

Engineering	485	381
Selling, general and administrative	1,391	1,394
Total operating expenses	1,876	1,775

Operating income	57	339

Other expense, net	---	(1)
Interest expense, net	(1)	(3)
Income before income taxes	56	335
(Benefit) provision for income taxes	(13,569)	2
Net income	$13,625	$333

Earnings per share - basic	$2.78	$0.07
Earnings per share - diluted	$2.73	$0.07

Shares used in per share calculation:
Basic	4,901	4,824
Diluted	5,000	4,826